EXHIBIT 5.10

                                   RESOLUTION

                             AUTHORIZE SALE OF ASSET

Upon motion made and seconded, the Board of Directors of PowerSource Corporation unanimously adopted the following resolution:

RESOLVED, that the Corporation hereby authorizes, the return of all 250,000 shares of EHG Technology LLC currently held by the Company in exchange for a payment of $5000.00.

The undersigned hereby certifies that he is the duly elected and qualified Secretary and the custodian of the books and records and seal of PowerSource, a corporation duly formed pursuant to the laws of the State of Nevada, and that the foregoing is a true record of a resolution duly adopted at a meeting of the Board of Directors, and that said meeting was held in accordance with state law and the Bylaws of PowerSource corporation on, and that said resolution is now in full force and effect without modification or rescission.

IN WITNESS WHEREOF, I have an executed my name as Secretary and have hereunto affixed the corporate seal of the above-named Corporation this day of April 24, 2002.

A True Record.                               /s/ Roman Gordon
                                             -----------------------------------
                                             Roman Gordon

                                             /s/ Illya Bond
                                             -----------------------------------
                                             Illya Bond

/s/ Roman Gordon                             /s/ E. Douglas Mitchell
-------------------------------              -----------------------------------
Secretary                                    E. Douglas Mitchell

                                             April 24, 2002